Exhibit 10.1
FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
First Amendment
          WHEREAS, Parker Drilling Company, a Delaware corporation (the “Company”) and Robert L. Parker Jr. (the “Executive”) have entered into the First Amended and Restated Employment Agreement, effective as of March 21, 2011 (the “Employment Agreement”);
          WHEREAS, the Company and the Executive desire to enter into this amendment to the Employment Agreement to extend the term of the Employment Agreement and shorten the notice requirement with regard to automatic renewal of the term of the Employment Agreement.
          NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual promises and agreements contained herein, the parties hereto agree as follows:
     1. Section 4 of the Employment Agreement is hereby replaced in its entirety, effective as of August 29, 2011, with the following:
“Executive’s initial term of employment with the Company under the Agreement shall be for the period from the Effective Date through December 31, 2011 (the ‘Initial Term of Employment’). Unless notice is given by either the Company or Executive to the other Party at least 105 days prior to December 31, 2011 that the term of employment will not be renewed, the Initial Term of Employment shall be automatically extended for one four-month period commencing on January 1, 2012 and ending on April 30, 2012. Unless notice is given by either the Company or Executive to the other Party at least 60 days prior to April 30, 2012 that the term of employment will not be renewed, the Initial Term of Employment shall be automatically extended for a one-year period commencing on May 1, 2012 and ending on April 30, 2013. Thereafter, the Initial Term of Employment shall be automatically extended repetitively for an additional one-year period commencing on May 1, 2013 and each anniversary thereof, unless notice is given by either the Company or Executive to the other Party at least 60 days prior to the end of such extended Initial Term of Employment, or any subsequent one-year extension thereof, as applicable, that the term of employment will not be renewed. The

Initial Term of Employment and any extension of the Initial Term of Employment hereunder shall each be referred to herein as a “Term of Employment.” The Term of Employment shall automatically end in the event of the death or Disability of Executive. The Company and Executive shall each have the right to give Notice of Termination (pursuant to Section 8) at will, with or without cause, at any time, subject however to the terms and conditions of the Agreement regarding the rights and duties of the Parties upon termination of employment. The period from the Effective Date through the earlier of the date of Executive’s termination of employment for whatever reason or the end of the Term of Employment shall be referred to herein as the “Employment Period.”
     2. Except as otherwise set forth in paragraph 1 above, the terms of the Employment Agreement shall continue in effect.
[Signatures on Next Page]

          IN WITNESS WHEREOF, the parties have executed this amendment, which may be sufficiently evidenced by any executed copy hereof, on this 29th day of August, 2011, but effective as of the date set forth above.

PARKER DRILLING COMPANY
By:
David C. Mannon
President & Chief Executive Officer

EXECUTIVE

Robert L. Parker Jr.

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